7th Amended and Restated Appendix A

TO AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date
361 Domestic Long/Short Equity Fund
Investor Class	1.79%	__/__/____
Class I	1.54%	__/__/____
Class Y	1.39%	__/__/____

361 Global Counter-Trend Fund
Investor Class	2.04%	03/01/2015
Class I	1.79%	03/01/2015

361 Global Long/Short Equity Fund
Investor Class	1.94%	12/12/2014
Class I	1.69%	12/12/2014
Class Y	1.54%	12/12/2014

361 Long/Short Credit Fund
Investor Class	1.74%	__/__/__
Class I	1.49%	__/__/__
Class Y	1.34%	__/__/__

361 Macro Opportunity Fund
Investor Class	2.15%	06/30/2014
Class I	1.90%	06/30/2014

361 Managed Futures Strategy Fund
Investor Class	2.24%	02/01/2013
Class I	1.99%	02/01/2013

Agreed and accepted this _____day of _______________, 2016.

INVESTMENT MANAGERS SERIES TRUST	361 CAPITAL, LLC

By:	By:
Print Name:	Print Name:
Title:	Title: